Summary of Outside Director Compensation Program

Annual Retainers

Director	$45,000	Paid quarterly at beginning of quarter
Chair of Audit Committee	+$15,000	Paid quarterly
Chair of Compensation Committee	+$10,000	Paid quarterly
Chair of Nominating and Governance Committee	+$10,000	Paid quarterly
Non-chair Audit Committee member	+$9,000	Paid quarterly
Non-chair Compensation Committee member	+$6,000	Paid quarterly
Non-chair Nominating Governance Committee member	+$6,000	Paid quarterly
Note: All travel expenses paid based on voucher

STOCK COMPENSATION:$75,000/year; each grant subject to one year vesting; stock compensation granted in May of year.

Note:  For subsequent new Board members who join Board mid-year, cash and stock compensation is pro-rated.

25617101.2